Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS SECOND QUARTER NET REVENUE OF $649.0 MILLION

Net Revenue Drives 2Q Operating Income of $149.9 Million, Net Income of $70.7 Million,

BCF of $227.5 Million, Adjusted EBITDA of $197.0 Million and Free Cash Flow of $85.8 Million

IRVING, Texas – August 7, 2019 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the second quarter ended June 30, 2019 as summarized below.

Summary 2019 Second Quarter Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2019	2018	Change	2019	2018	Change
Local Revenue	$199,279	$198,560	+0.4%	$387,445	$391,828	(1.1)%
National Revenue	$68,332	$71,633	(4.6)%	$132,010	$138,678	(4.8)%
Total Spot Ad Revenue	$267,611	$270,193	(1.0)%	$519,455	$530,506	(2.1)%
Political Revenue	$3,157	$31,636	(90.0)%	$4,464	$40,902	(89.1)%
Total Television Ad Revenue	$270,768	$301,829	(10.3)%	$523,919	$571,408	(8.3)%

Retransmission Fee Revenue	$314,268	$276,273	+13.8%	$628,242	$552,214	+13.8%
Digital Revenue	$56,237	$63,999	(12.1)%	$109,072	$126,803	(14.0)%
Trade / Other Revenue	$7,739	$18,222	(57.5)%	$14,426	$25,234	(42.8)%
Net Revenue	$649,012	$660,323	(1.7)%	$1,275,659	$1,275,659	0.0%

Income from Operations	$149,944	$174,494	(14.1)%	$277,018	$292,110	(5.2)%

Net income	$70,735	$86,606	(18.3)%	$127,622	$133,947	(4.7)%

Broadcast Cash Flow(1)	$227,458	$257,495	(11.7)%	$435,188	$461,998	(5.8)%
Broadcast Cash Flow Margin(2)	35.0%	39.0%		34.1%	36.2%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$202,178	$233,825	(13.5)%	$385,940	$415,916	(7.2)%
Adjusted EBITDA(1)	$197,037	$233,061	(15.5)%	$375,402	$414,171	(9.4)%
Adjusted EBITDA Margin(2)	30.4%	35.3%		29.4%	32.5%

Free Cash Flow Before One-Time Transaction Expenses(1)	$90,911	$148,926	(39.0)%	$216,673	$271,373	(20.2)%
Free Cash Flow(1)	$85,770	$148,162	(42.1)%	$206,135	$269,628	(23.5)%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 8/7/19

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Nexstar’s second quarter results reflect our ongoing progress in leveraging the viewership and reach of our leading local broadcast platform to generate continued double-digit distribution revenue growth. Nexstar’s second quarter net revenue, excluding political, increased 2.7% compared to the prior year period. Overall, second quarter broadcast cash flow and adjusted EBITDA before one-time transaction expenses were largely in-line with expectations, while free cash flow was impacted by the timing of 2019 operating cash tax payments and capital expenditures. Our fiscal year 2019 budgets for cash taxes and cap-ex remain unchanged, therefore the timing issue will self-resolve over the remainder of the year. As a result, our Nexstar stand-alone 2018/2019 free cash flow guidance remains unchanged at $615 million for Nexstar’s legacy operations.

“We look forward to the upcoming completion of the Tribune Media acquisition. Last week the Department of Justice provided its settlement and conditional approval of the Tribune acquisition, subject to the planned station divestitures, moving us one step closer to completing the transaction.   During the second quarter, we priced a new $3.1 billion term loan B and a new $675 million term loan A facility, which when combined with the $1.1 billion of senior notes issued in early July, comprise all of the primary financing components to complete the transaction.  With our focus on growing free cash flow, we are pleased with the favorable rates and terms of the transaction financings. In addition, during the second quarter we entered into an agreement to sell two Indianapolis stations to minority-led broadcaster Circle City Broadcasting I, Inc., thereby completing our divestiture plan to comply with FCC local and national television ownership rules and to obtain regulatory approval of the proposed transaction. In aggregate, and concurrent with the closing of the Tribune transaction later this quarter, we will divest a total of 21 stations in 16 markets for gross proceeds of $1.36 billion.  The total gross proceeds from the proposed station divestitures will exceed our initial estimate by approximately 36%.  With the transaction timeline proceeding according to plan, we remain confident in our ability to deliver pro-forma average annual free cash flow of $900 million for the combined operations, which is 46% higher than Nexstar’s record stand-alone average annual 2018/2019 free cash flow projections. We intend to update our guidance at the time of the transaction closing.

“Turning back to second quarter results, excluding political, total spot television ad revenue decreased by $2.6 million or 1.0%, reflecting 0.4% growth in local which was offset by the 4.6%, or $3.3 million, year-over-year decline in national. Overall, second quarter spot television advertising trends showed a marked improvement over first quarter 2019 levels with local and national spot revenue growth on a quarterly sequential basis of 6% and 7%, respectively. For the 2019 full year, we continue to expect low single-digit growth in non-political television advertising revenue versus the comparable 2018 period.

“Combined second quarter digital media and retransmission fee revenue of $370.5 million rose 8.9% over the prior-year period and accounted for 57.1% of net revenue compared to 51.5% of net revenue in the 2018 second quarter, reflecting both the lower levels of political advertising in the current period and the ongoing shift in our revenue mix. Retransmission fee revenue increased by approximately $38.0 million or 13.8% over the prior-year period, as overall subscriber levels remained largely constant and taking into account recent renewals of distribution agreements with multichannel video programming distributors, and contributions from distribution agreements with various OTT providers. Total second quarter digital revenue declined by approximately $7.8 million or 12.1%, as we continue to cycle through certain market place changes that occurred earlier this year. Importantly, Nexstar’s second quarter local digital advertising revenue generated year-over-year percentage growth in mid-teens range and our digital agency services business also achieved healthy growth over 2018 second quarter levels.

Nexstar Media Group, 8/7/19

“The rise in second quarter station direct operating expenses (net of trade expense) primarily reflects the growth in budgeted increases in network affiliation expense as a partial offset to the rising retransmission consent revenue. Second quarter station SG&A and corporate expense excluding non-cash compensation and one-time transaction expenses was essentially flat compared to the prior year period, and in line with our expectations.

“Our active management of our capital structure and strong free cash flow allowed us to act on a range of opportunities to enhance shareholder value in the second quarter through our return of capital and leverage reduction initiatives which included reducing funded debt by approximately $112.0 million and returning approximately $21.0 million to shareholders through our quarterly cash dividend. Through the six-month period ended June 30, we have allocated approximately $204.0 million cash from operations to reduce total outstanding debt.

“With significant and growing free cash flow, an attractive, reduced weighted average cost of borrowings and long-term record of success in fully integrating acquired stations, extracting synergies and enhancing operating results while improving service to viewers and advertisers, Nexstar is prepared to complete the highly accretive Tribune Media acquisition. Nexstar and Tribune have completed all of the steps and satisfied all of the merger agreement conditions necessary to finalize the planned transaction including entering into agreements to divest stations to achieve ownership and other regulatory compliance approvals, securing approval from Tribune shareholders and putting in place substantially all of the necessary financing. With the Department of Justice’s conditional approval last week, we are waiting on FCC approval, court approval of the Department of Justice settlement and certain other customary closing matters, and we continue to expect the transaction will close in the current quarter. As with our past transactions, we have developed a comprehensive integration plan and we remain confident in our ability to deliver on the value of this compelling combination given our operating management disciplines and history of success in exceeding synergy targets. In terms of capital allocation, our substantial annual free cash flow growth combined with our strong balance sheet and attractive weighted average cost of capital will provide us with the financial flexibility to continue investing in our business and our employees, while quickly and meaningfully reducing leverage and returning capital to shareholders.

“In summary, Nexstar’s organization-wide commitment to excellence in local content for viewers and users as well as unparalleled marketing results for our advertisers has been fundamental to our success and growth. We look forward to realizing the significant strategic and economic benefits from the Tribune Media transaction later this year. With our increased geographic diversity and audience reach, a large number of distribution contract renewals at 2019 year-end and the return of the political cycle with the upcoming 2020 presidential election, Nexstar has excellent visibility to delivering on or exceeding our free cash flow and leverage reduction targets in the current cycle and a clear path for the continued near- and long-term enhancement of shareholder value.”

The consolidated debt of Nexstar and independently-owned Variable Interest Entities (VIEs) including, Mission Broadcasting, Inc., Marshall Broadcasting Group, Inc. and Shield Media, LLC (collectively, the “Company”) at June 30, 2019, was $3,784.7 million including senior secured debt of $2,216.6 million. The Company’s total net leverage ratio at June 30, 2019 was 3.39x and first lien net leverage ratio at June 30, 2019 was 1.96x compared to a covenant of 4.25x.

Nexstar Media Group, 8/7/19

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	6/30/2019	12/31/2018
Revolving Credit Facilities	$5.6	$5.6
First Lien Term Loans	$2,211.0	$2,407.5
6.125% Senior Unsecured Notes	$273.7	$273.4
5.875% Senior Unsecured Notes	$405.3	$406.2
5.625% Senior Unsecured Notes	$889.1	$888.2
Total Funded Debt	$3,784.7	$3,980.9

Cash on Hand	$79.9	$145.1

Second Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 334/323-0501, conference ID 9653676 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, corporate expenses, other expense (income) and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net), minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, goodwill and intangible assets impairment and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would

Nexstar Media Group, 8/7/19

imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 174 full power television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

-tables follow-

Nexstar Media Group, 8/7/19

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net revenue	$649,012	$660,323	$1,275,659	$1,275,659

Operating expenses (income):
Corporate expenses	31,821	27,384	62,586	53,727
Direct operating expenses, net of trade	292,162	270,200	581,594	545,679
Selling, general and administrative expenses, excluding corporate	112,237	111,519	223,832	227,081
Trade expense	3,882	4,239	7,313	7,723
Depreciation	28,090	25,090	55,527	50,904
Amortization of intangible assets	36,357	37,181	73,095	73,483
Amortization of broadcast rights	13,935	15,913	28,297	32,013
Reimbursement from the FCC related to station repack	(19,416)	(5,697)	(33,603)	(7,061)
Total operating expenses	499,068	485,829	998,641	983,549
Income from operations	149,944	174,494	277,018	292,110
Interest expense, net	(51,363)	(56,281)	(104,320)	(110,870)
Loss on debt extinguishment	(2,026)	(481)	(3,724)	(1,486)
Pension and other postretirement plans credit, net	1,400	2,950	2,800	5,900
Other expenses	(574)	(812)	(1,065)	(939)
Income before income taxes	97,381	119,870	170,709	184,715
Income tax expense	(26,646)	(33,264)	(43,087)	(50,768)
Net income	70,735	86,606	127,622	133,947
Net (income) loss attributable to noncontrolling interests	(2,733)	1,126	(4,728)	1,907
Net income attributable to Nexstar	$68,002	$87,732	$122,894	$135,854

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$1.48	$1.92	$2.68	$2.96
Diluted	$1.42	$1.86	$2.57	$2.87

Weighted average number of common shares outstanding:
Basic	46,090	45,631	45,938	45,852
Diluted	47,971	47,147	47,878	47,414

Nexstar Media Group, 8/7/19

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED ($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Broadcast Cash Flow and Adjusted EBITDA:	2019	2018	2019	2018
Net income	$70,735	$86,606	$127,622	$133,947

Add (Less):
Interest expense, net	51,363	56,281	104,320	110,870
Loss on extinguishment of debt	2,026	481	3,724	1,486
Income tax expense	26,646	33,264	43,087	50,768
Depreciation	28,090	25,090	55,527	50,904
Amortization of intangible assets	36,357	37,181	73,095	73,483
Amortization of broadcast rights	13,935	15,913	28,297	32,013
Amortization of right-of-use assets attributable to favorable leases	152	-	304	-
Loss (gain) on asset disposal, net	377	(332)	(156)	(391)
Loss on operating lease terminations	9	-	420	-
Corporate expenses	31,821	27,384	62,586	53,727
Other expenses	574	812	1,065	939
Pension and other postretirement plans credit, net	(1,400)	(2,950)	(2,800)	(5,900)
Reimbursement from the FCC related to station repack	(19,416)	(5,697)	(33,603)	(7,061)
Payments for broadcast rights	(13,811)	(16,538)	(28,300)	(32,787)

Broadcast cash flow	227,458	257,495	435,188	461,998
Margin %	35.0%	39.0%	34.1%	36.2%

Add (Less):
Pension and other postretirement plans credit, net	1,400	2,950	2,800	5,900
Corporate expenses, excluding one-time transaction expenses	(26,680)	(26,620)	(52,048)	(51,982)

Adjusted EBITDA before one-time transaction expenses	202,178	233,825	385,940	415,916
Margin %	31.2%	35.4%	30.3%	32.6%

Less:
Corporate one-time transaction expenses	(5,141)	(764)	(10,538)	(1,745)

Adjusted EBITDA	$197,037	$233,061	$375,402	$414,171
Margin %	30.4%	35.3%	29.4%	32.5%

Nexstar Media Group, 8/7/19

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Free Cash Flow:	2019	2018	2019	2018
Net income	$70,735	$86,606	$127,622	$133,947

Add (Less):
Interest expense, net	51,363	56,281	104,320	110,870
Loss on extinguishment of debt	2,026	481	3,724	1,486
Income tax expense	26,646	33,264	43,087	50,768
Depreciation	28,090	25,090	55,527	50,904
Amortization of intangible assets	36,357	37,181	73,095	73,483
Amortization of broadcast rights	13,935	15,913	28,297	32,013
Amortization of right-of-use assets attributable to favorable leases	152	-	304	-
Loss (gain) on asset disposal, net	377	(332)	(156)	(391)
Loss on operating lease terminations	9	-	420	-
Non-cash compensation expense	-	673	-	1,233
Stock-based compensation expense	9,691	8,195	17,760	14,595
Corporate one-time transaction expenses	5,141	764	10,538	1,745
Other expenses	574	812	1,065	939
Payments for broadcast rights	(13,811)	(16,538)	(28,300)	(32,787)
Cash interest expense	(49,438)	(53,670)	(100,453)	(105,633)
Capital expenditures, excluding station repack and CVR spectrum(1)	(18,032)	(13,514)	(32,171)	(28,167)
Capital expenditures related to station repack	(22,629)	(1,471)	(36,436)	(6,895)
Proceeds from disposals of property and equipment	261	1,027	849	3,874
Operating cash income tax payments, net(2)	(50,536)	(31,836)	(52,419)	(30,611)

Free cash flow before one-time transaction expenses	90,911	148,926	216,673	271,373

Less:
Corporate one-time transaction expenses	(5,141)	(764)	(10,538)	(1,745)

Free cash flow	$85,770	$148,162	$206,135	$269,628

(1)

During the three and six months ended June 30, 2019, capital expenditures related to relinquishment of the CVR spectrum were $2.2 million and $2.9 million, respectively. During the three and six months ended June 30, 2018, capital expenditures related to relinquishment of the CVR spectrum were $0.3 million and $1.3 million, respectively.

(2)	Excludes the payment of $2.2 million in taxes during the three months ended June 30, 2018 related to tax liabilities assumed in an acquisition.

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